EXHIBIT 16.1


October 27, 2008


Securities and Exchange Commission
100 F Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have reviewed the disclosures made by Vital Products, Inc. (the "Company") in its current report on Form 8-K/A which is to be filed with the Securities and Exchange Commission ("SEC").

Pursuant to Item 304(a) of Regulation S-K, we are required to furnish the Company with a letter addressed to the SEC stating whether or not we agree with the statements made by the Company in the Form 8-K/A regarding our replacement as the independent registered public accounting firm of the Company and, if not, stating the respects in which we do not agree.

We agree with the statements made by the Company with respect to us in
Item 4.01 of the Form 8-K/A regarding our replacement on September 29, 2008 as the independent registered public accounting firm of the Company, including the revised disclosures contained in the 8-K/A.

Very truly yours,



/s/ Danziger Hochman Partners LLP
----------------------------------

Danziger Hochman Partners LLP